SCHEDULE 14A INFORMATION
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Century Aluminum Company
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(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
CENTURY ALUMINUM COMPANY
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2006
TO THE STOCKHOLDERS:
     The Annual Meeting of Stockholders of Century Aluminum Company will be held at 9:00 a.m., local time, on Friday, June 9, 2006, at the Executive Offices of Century, 2511 Garden Road, Building A, Suite 200, Monterey, California, for the following purposes:
1.	To elect three Class I Directors to Century’s board, each for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP as Century’s independent auditors for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.
     The board has fixed the close of business on May 10, 2006, as the record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting on June 9, 2006 and at any adjournments or postponements thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned or other arrangements are made to have the shares represented at the meeting.

By order of the Board of Directors,

Robert R. Nielsen
Executive Vice President,
General Counsel,
and Secretary
Monterey, California
May 16, 2006

YOUR VOTE IS IMPORTANT
If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope.

CENTURY ALUMINUM COMPANY

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 9, 2006
General
     This Proxy Statement is being furnished in connection with the solicitation by the board of directors of Century Aluminum Company, a Delaware corporation, of proxies for use at the Annual Meeting of Stockholders to be held on June 9, 2006, commencing at 9:00 a.m., local time, at the Executive Offices of Century, 2511 Garden Road, Building A, Suite 200, Monterey, California, and at any adjournments or postponements thereof. The matters for our stockholders to consider and act on at the meeting are described below in this Proxy Statement. The approximate mailing date of this Proxy Statement and the accompanying proxy card is May 16, 2006.
Voting Rights and Votes Required
     You can vote at the Annual Meeting if you were a stockholder of record at the close of business on May 10, 2006. On May 10, 2006, there were 32,424,969 shares of Century common stock outstanding. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Only shares of common stock that are present, either in person or represented by proxy (including shares that the holder abstains from voting or does not vote with respect to one or more of the matters presented for stockholder approval), will be counted for purposes of determining whether a quorum exists at the meeting.
     Directors are elected by a plurality of votes, which means that the three nominees that receive the highest number of votes will be elected as directors, even if a nominee does not receive a majority of the votes cast. The other items submitted to stockholders for a vote at the meeting require the affirmative vote of a majority of the votes cast. Shares represented by a properly signed proxy card received pursuant to this solicitation will be voted in accordance with the instructions indicated by those proxy cards. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum for a matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will have no impact on the vote for that matter.
     A stockholder may revoke a proxy at any time before it is exercised by submitting a later-dated proxy, notifying our Corporate Secretary in writing, or by voting in person at the meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     Our board of directors is divided into three classes: Class I, Class II and Class III. Directors in each such class are elected to serve for three-year terms, with each class standing for election in successive years. Three Class I Directors will be elected at the 2006 Annual Meeting to serve a three-year term that will expire at the 2009 Annual Meeting. The persons named as proxies in the enclosed proxy card intend to vote for the election of each of the nominees listed below unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. If any nominee declines or is unable to serve, the persons named as proxies will use their best judgment in voting for any available nominee. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and the board of directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is background information for the three nominees for election as well as the other members of the board whose terms expire in 2007 and 2008. Each nominee is currently a director of Century.
Class I Directors standing for election with Terms to Expire in 2009

		Business Experience and Principal Occupation or	Director
Name and Age*		Employment During Past 5 Years; Other Directorships	Since
Logan W. Kruger	55	President and Chief Executive Officer since December 2005; President, Asia/Pacific for Inco Limited, from September 2005 to November 2005; Executive Vice-President, Technical Services for Inco Limited from September 2003 to September 2005; Chief Executive Officer of Anglo American Chile Ltd., from July 2002 to September 2003; and President and Chief Executive Officer, Hudson Bay Mining & Smelting Co., Limited, from September 1996 until June 2002.	2005

Willy R. Strothotte (1)	62	Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Director of Minara Resources Ltd. since 2000; Chairman of the Board of Xstrata AG (formerly Südelektra Holding AG) since 1990.	1996

Jarl Berntzen	39	Managing Director – Mergers and Acquisitions, ThinkEquity Partners LLC since March 2006; Senior Vice President, Barrington Associates, LLC from April 2005 to February 2006; Founder, Berntzen Capital Management, LLC from March 2003 to April 2005; Managing Director of Providence Capital, Inc. from September 2002 to March 2003; Vice President, Mergers and Acquisitions of Goldman, Sachs & Co. from July 1998 to December 2001.	2006
Class II Directors with Terms to Expire in 2007

		Business Experience and Principal Occupation or	Director
Name and Age*		Employment During Past 5 Years; Other Directorships	Since
John C. Fontaine	74	Of Counsel, law firm of Hughes Hubbard & Reed LLP since January 2000 and partner from July 1997 to December 1999; President of Knight-Ridder, Inc. from July 1995 to July 1997; Chairman of the Samuel H. Kress Foundation; Trustee of the National Gallery of Art.	1996

John P. O’Brien	64	Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Oglebay Norton Company since April 2003; Director of International Total Services, Inc. from August 1999 to January 2003; Director of American Italian Pasta Company from March 1997 to November 2002; Chairman and CEO of Jeffrey Mining Products L.P. from October 1995 to June 1999.	2000

Class III Directors with Terms to Expire in 2008

		Business Experience and Principal Occupation or	Director
Name and Age*		Employment During Past 5 Years; Other Directorships	Since
Craig A. Davis	65	Chairman of the Board since August 1995; Chief Executive Officer from August 1995 to December 2002 and from October 2003 to December 13, 2005; Director of Glencore International AG since December 1993 and Executive of Glencore from September 1990 to June 1996.	1995

Robert E. Fishman, Ph.D	54	Executive Vice President of Calpine Corporation since 2001; President of PB Power, Inc. from 1998 to 2001 and Senior Vice President from 1991 to 1998.	2002

Jack E. Thompson	56	Director of Stillwater Mining Co. since 2002; Director of Phelps Dodge Corp. since 2003; Director of Tidewater Inc. since 2005; Vice Chairman of Barrick Gold Corporation from December 2001 to April 28, 2005; Chairman of the Board and Chief Executive Officer of Homestake Mining Company from 1998 to 2001, and Chairman, President and Chief Executive Officer from 1998 to 1999; member of the advisory board of Resource Capital Funds III, LLP since 2002; member of the Industry Advisory Counsel for the College of Engineering at the University of Arizona since 2002.	2005

*	Ages as of June 9, 2006

(1)	Mr. Strothotte was designated to serve as one of our directors by Glencore International.
Board and Committee Meetings; Directors’ Compensation; Communication with Directors
     Our board presently consists of 10 directors. Two of our directors, Mr. Roman A. Bninski and Mr. Stuart M. Schreiber, notified the board that they would not stand for reelection when their current terms expire on the date of our 2006 Annual Meeting. On March 8, 2006, the board elected Jarl Berntzen to serve as a Class I director. Our board is responsible for supervision of the overall affairs of Century. The board met 5 times during 2005. To assist it in carrying out its duties, the board has delegated certain authority to several committees. During 2005, overall attendance at board and committee meetings was 88%. Attendance was at least 75% for each director. We encourage, but do not require, the attendance of board members at our Annual Meetings. Two directors attended the 2005 Annual Meeting.
     Independent Directors
     The board has determined that each of Jarl Berntzen, Roman A. Bninski, Robert E. Fishman, John C. Fontaine, John P. O’Brien, and Jack E. Thompson is “independent’ under the criteria established by NASDAQ.
     Board Committees and Meetings
     The table below identifies the name and current members of each standing committee of our board.

Governance &
Name	Audit		Compensation		Nominating
Jarl Berntzen	X
Robert E. Fishman	X				X
John C. Fontaine			X	*	X
John P. O’Brien	X	*	X
Jack E. Thompson	X		X		X *

*	Chair

     Audit Committee
     The Audit Committee oversees the financial reporting process for which management is responsible, approves the engagement of the independent auditors for audit and non-audit services, monitors the independence of the independent auditors and reviews and approves all audit and non-audit services and fees, reviews the scope and results of the audit with the independent auditors, reviews the scope and results of internal audit procedures with our internal auditors, evaluates and discusses with the independent auditors and management the effectiveness of our system of internal accounting controls, and makes inquiries into other matters within the scope of its duties.
     During 2005, the members of the Audit Committee were Messrs. Fishman, Fontaine, O’Brien and Thompson. Effective March 8, 2006, Mr. Fontaine was succeeded on the Audit Committee by Jarl Berntzen, who was elected to the board on March 8, 2006. In 2005, the Audit Committee held four meetings.
     Compensation Committee
     The Compensation Committee reviews and establishes the compensation for our executive officers and has oversight responsibility for administering and awarding grants under our 1996 Stock Incentive Plan, as amended (the “1996 Plan”). Each member of the Compensation Committee is “independent” as required under applicable NASDAQ listing standards. During 2005, the members of the Compensation Committee were Messrs. Fontaine, O’Brien and Thompson. The Compensation Committee held eight meeting in 2005.
     Nominating/Governance and Nominating Committee
     Effective December 9, 2005, the board redesignated its Nominating Committee as the Governance and Nominating Committee. The Governance and Nominating Committee is responsible for (i) evaluating the size and composition of the board, (ii) recruiting and recommending candidates for election to the board, (iii) overseeing corporate governance matters, and (iv) reviewing and making recommendations concerning our corporate governance policies and procedures.
     The Governance and Nominating Committee solicits recommendations for potential board candidates from a variety of sources, including directors, officers, other individuals with whom the Governance and Nominating Committee members are familiar, through its own research, and third-party research. The Governance and Nominating Committee will also consider nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary. The qualifications and standards the Governance and Nominating Committee will apply in evaluating any recommendations for nomination to the board include, but are not limited to: (i) significant business or public experience; (ii) a willingness and ability to make a sufficient time commitment to Century’s affairs in order to perform effectively the duties of a director, including regular attendance at board and committee meetings; (iii) skills in finance, international business and knowledge about Century’s business or industries; (iv) personal qualities of leadership, character, judgment and integrity; and (v) requirements relating to composition of the board under applicable law and listing standards.
     During 2005, the members of the Nominating Committee were Messrs. Fontaine and O’Brien. Effective December 9, 2005, Mr. Fishman and Mr. Thompson were appointed to serve on the Governance and Nominating Committee with Mr. Fontaine and Mr. O’Brien resigned from that committee Each member of the Governance and Nominating Committee is “independent” as required under applicable NASDAQ listing standards.
     In addition to recommending Messrs Kruger, Strothotte and Berntzen as nominees for election as Class I Directors at the 2006 Annual Meeting, the Governance and Nominating Committee considered and recommended the appointment of Mr. Fontaine as the lead director to preside at meetings of the independent directors without management, and recommended assignments for the committees of the board. During 2005, in addition to its other responsibilities, the Governance and Nominating Committee had as a primary responsibility, identifying, interviewing and recommending to the board the eventual successor to Mr. Davis, as our Chief Executive Officer. The full board approved the recommendations of the Governance and Nominating Committee and adopted resolutions approving the slate of director nominees to stand for election at the 2006 Annual Meeting, the appointment of a lead director, assignments for the committees of the board, and the appointment of Logan W. Kruger, as our President and Chief Executive Officer. In 2005, the Nominating Committee held 23 meetings.
     Since the date of the 2005 Annual Meeting, on the recommendation of a search firm engaged by the Governance and Nominating Committee, the committee interviewed Jarl Berntzen as a prospective board member, and recommended to the full board that he be elected as a director. Mr. Berntzen was subsequently elected to the board effective March 8, 2006.
     The board has adopted a Governance and Nominating Committee Charter which is available in the Investors section of our website, located at www.centuryaluminum.com.
     Lead Director/Meetings of Independent Directors
     On the recommendation of the Governance and Nominating Committee, the board has designated John C. Fontaine to serve as the Lead Director for meetings of the independent board members outside the presence of management. The independent directors met three times during 2005. The independent directors will meet in executive session without the presence of management no fewer than two times each year.
     Directors’ Compensation
     Directors who are full-time salaried employees of Century are not compensated for their service on the board or on any board committee. Non-employee directors (other than Mr. Davis) receive an annual retainer of $25,000 for their services. In addition, each non-employee director received a fee of $2,000 during 2005 for each board or board committee meeting attended. Mr. O’Brien, as Chairman of the Audit Committee, receives an additional $5,000 annual retainer and an additional $1,000 per Audit Committee meeting attended. All directors are reimbursed for their travel and other expenses incurred in attending board and board committee meetings. The following chart indicates the amounts paid to each director in 2005 for retainers and meeting fees.
2005 Director Cash Compensation

	Annual
	Board/Committee	Board Meeting	Committee
Director	Retainers	Fees	Fees	Total
Roman A. Bninski	$25,000	$10,000	—	$35,000
Robert E. Fishman, Ph.D	$25,000	$10,000	$18,000	$53,000
John C. Fontaine	$25,000	$10,000	$72,000	$107,000
John P. O’Brien	$30,000	$10,000	$76,000	$116,000
Stuart M. Schreiber	$25,000	$10,000	$34,000	$69,000
Jack E. Thompson	$25,000	$8,000	$15,750	$48,750

Note:	Neither Mr. Kruger nor Mr. Davis, who were employees of Century in 2005, received compensation for serving as a member of the board. Mr. Strothotte waives his right to receive cash compensation for serving as a member of the board.
     Mr. Davis retired as our employee on December 31, 2005. Mr. Davis continues to serve as Chairman of the board at the request and at the discretion of the board. For the period from January 1, 2006 to June 30, 2006, Mr. Davis will receive $250,000 for his services as Chairman. Thereafter, he will receive an annual retainer of $100,000 for his services. In addition, beginning July 1, 2006, as a non-employee director, Mr. Davis will receive the meeting fees, travel and other expense reimbursement and other compensation generally paid to our non-employee directors.
     Each non-employee director receives a one-time grant of options to purchase 10,000 shares of Century common stock. Mr. Bninski’s grant became effective upon the closing of Century’s initial public offering at an exercise price equal to the initial public offering price. Grants to Messrs. Berntzen, Fishman, Fontaine, O’Brien, Schreiber, Strothotte and Thompson became effective upon their election as directors at an exercise price equal to the market price of our common stock at such times. The options vest one-third on the grant date, and an additional one-third vest on each of the first and second anniversaries of the grant date. In addition, each non-employee director continuing in office after the Annual Meeting of stockholders each year receives an annual grant of options that vest one-fourth on each of the three, six, nine and 12 month anniversaries of the date of grant. The annual option grants have an exercise price equal to the market price of such shares on the date of the grant. During 2005, non-employee directors each received options to purchase 3,000 shares.

     Stockholder Communications with the Board of Directors
     Stockholders may communicate with the board or any individual director(s) by sending a written communication in an envelope addressed to the board or the appropriate director(s) in care of our Corporate Secretary at the address indicated on the cover page of this proxy statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As of May 10, 2006, we had 32,424,969 shares of common stock outstanding. The following table sets forth certain information concerning the beneficial ownership of our common stock as of May 10, 2006 (except as otherwise noted) by: (i) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below, and (iv) all of our directors and executive officers as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percentage of Class
Glencore International AG	9,320,089	(2)	28.7
Wellington Management Company, LLP	2,936,240	(3)	9.1
Credit Suisse	1,797,986	(4)	5.5
David W. Beckley	9,086		*
Jarl Berntzen	3,333	(5)	*
Michael A. Bless	10,000	(6)	*
Roman A. Bninski	18,750	(7)	*
Craig A. Davis	124,787	(8)	*
Robert E. Fishman	750	(9)	*
John C. Fontaine	12,500	(10)	*
E. Jack Gates	19,649		*
Gerald J. Kitchen	12,788		*
Daniel J. Krofcheck	—		*
Logan W. Kruger	—		*
Robert R. Nielsen	8,333	(11)	*
John P. O’Brien	15,250	(12)	*
Stuart M. Schreiber	5,250	(13)	*
Willy R. Strothotte	18,750	(14)	*
Jack E. Thompson	5,750	(15)	*
All directors and executive officers as a group (18 persons)	286,873	(16)	*

*	Less than one percent.

(1)	Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2)	Based on information set forth in a Schedule 13D filing dated May 25, 2004, Glencore International AG beneficially owns such shares through its subsidiary, Glencore AG (together with Glencore International AG, “Glencore”). The principal business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3)	Based on information set forth in a Schedule 13G filing dated February 14, 2006, Wellington Management Company, LLP beneficially owns such shares in its capacity as an investment advisor. The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(4)	Based on information set forth in a Schedule 13G filed on February 14, 2006, by Credit Suisse on behalf of its Investment Banking division, such shares are beneficially owned through Credit Suisse subsidiaries to the extent they constitute the Investment Banking division. The principal business address of Credit Suisse in the United States is Eleven Madison Avenue, New York, New York 10010.

(5)	Includes 3,333 shares which are subject to options exercisable within 60 days of May 10, 2006.

(6)	Includes 10,000 shares which are subject to options exercisable within 60 days of May 10, 2006.

(7)	Includes 18,875 shares which are subject to options exercisable within 60 days of May 10, 2006.

(8)	Excludes 9,320,089 shares beneficially owned by Glencore, of which Mr. Davis is a director.
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(9)	Includes 750 shares which are subject to options exercisable within 60 days of May 10, 2006.

(10)	Includes 12,250 shares which are subject to options exercisable within 60 days of May 10, 2006. Also includes 250 shares that Mr. Fontaine owns jointly with his wife.

(11)	Includes 8,333 shares which are subject to options exercisable within 60 days of May 10, 2006. (12) Includes 10,250 shares which are subject to options exercisable within 60 days of May 10, 2006.

(13)	Includes 5,250 shares which are subject to options exercisable within 60 days of May 10, 2006.

(14)	Includes 18,750 shares which are subject to options exercisable within 60 days of May 10, 2006. Excludes 9,320,089 shares beneficially owned by Glencore, of which Mr. Strothotte serves as Chairman.

(15)	Includes 2,250 shares which are subject to options exercisable within 60 days of May 10, 2006.

(16)	Includes 94,249 shares which are subject to options exercisable within 60 days of May 10, 2006. Excludes 9,320,089 shares beneficially owned by Glencore.
Executive Compensation
     Summary Compensation Table
     The following table sets forth the compensation earned by each person who served as chief executive officer during 2005 and the four other most highly compensated executive officers (referred to collectively as the “Named Executive Officers”) for services rendered to us in all capacities for each of the last three fiscal years.
Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying		Compen-
Name and Principal				sation	Awards	Options	LTIP Payouts	sation
Position	Year	Salary	Bonus ($)	($)(1)	($)(2)	(#)	($)(3)	($)(4)
Logan W. Kruger(5)	2005	$62,500	$475,000	—	$1,183,500	100,000	—	—
President and	2004	—	—	—	—	—	—	—
Chief Executive Officer	2003	—	—	—	—	—	—	—

Craig A. Davis(5)	2005	$876,562	$3,658,750	—	—	—	$1,360,578	$7,650
Chairman and	2004	$809,167	$1,810,000	—	—	—	$1,233,515	$9,600
Chief Executive Officer	2003	$558,333	$525,000	—	—	—	$1,092,036	$8,400

Gerald J. Kitchen(6)	2005	$298,167	$215,000	—	—	—	$562,983	$12,074
Executive Vice President,	2004	$281,292	$497,775	—	—	—	$339,591	$24,848
General Counsel, Chief	2003	$269,333	$130,000	—	—	—	$292,917	$27,179
Administrative Officer
and Secretary

David W. Beckley(7)	2005	$295,667	$337,500	—	—	—	$557,162	$11,365
Executive Vice President	2004	$279,083	$431,200	—	—	—	$335,971	$13,065
and Chief Financial Officer	2003	$266,896	$129,000	—	—	—	$289,929	$10,845

E. Jack Gates(8)	2005	$332,292	$225,000	—	—	—	$476,207	$11,681
Executive Vice President	2004	$310,417	$511,250	—	—	—	$207,019	$14,249
and Chief Operating Officer	2003	$235,842	$125,000	—	—	—	$165,539	$13,114

Daniel J. Krofcheck	2005	$206,375	$100,000	—	—	—	$302,655	$10,845
Vice President and	2004	$195,292	$341,700	—	—	—	$173,164	$13,202
Treasurer	2003	$187,135	$86,000	$5,795	—	—	$159,340	$14,456

(1)	Represents reimbursement of interest on funds borrowed to pay estimated taxes due upon the vesting of performance share grants.
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(2)	The value reflected represents the dollar value of 50,000 restricted shares awarded to Mr. Kruger on December 14, 2005, based on the last reported sale price of our common stock on The NASDAQ National Market on December 14, 2005 of $23.67. Mr. Kruger’s restricted shares will vest one-half on January 1, 2007 and one-half on January 1, 2008. The aggregate number and value of unvested restricted shares held by Mr. Kruger as of December 31, 2005 was 50,000 ($1,310,500), based upon the last reported sale price of our common stock on The NASDAQ National Market on December 30, 2005 of $26.21. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(3)	LTIP Payouts for 2005 represent the value realized by the Named Executive Officers for performance share units that vested based on our achievement of award targets for the three-year period from 2003 through 2005. The value of the vested performance share units was calculated using a per share price of $36.27, the average of the high and low sales price of our common stock on The NASDAQ National Market on March 7, 2006, the date of vesting. See “Long-Term Incentive Plan Awards Table.” LTIP Payouts for 2004 represent the value realized by the Named Executive Officers for performance share units that vested based on our achievement of award targets for the three-year period from 2002 through 2004. The value of the vested performance share units was calculated using a per share price of $33.37, the average of the high and low sales price of our common stock on the NASDAQ National Market on March 21, 2005, the date of vesting. Also includes accrued dividend equivalents paid to Messrs. Davis, Kitchen, Beckley, Gates and Krofcheck upon the vesting of the performance share units in the amounts of $5,744, $1,520, $1,503, $926 and $775, respectively. LTIP Payouts for 2003 represent the value realized by the Named Executive Officers for performance share units that vested based on our achievement of award targets for the three-year period from 2001 through 2003. The value of the vested performance share units was calculated using a per share price of $24.35, the average of the high and low sales price of our common stock on the NASDAQ National Market on April 13, 2004, the date of vesting. Also includes accrued dividend equivalents paid to Messrs. Davis, Kitchen, Beckley, Gates and Krofcheck upon the vesting of the performance share units in the amounts of $15,474, $4,151, $4,108, $2,346 and $2,258, respectively.

(4)	All other compensation is comprised of matching contributions under our Defined Contribution Retirement Plan for each of the Named Executive Officers. In 2005, those contributions were $7,650, $7,967, $7,900, $7,560, and $7,430 for each of Messrs. Davis, Kitchen, Beckley, Gates and Mr. Krofcheck, respectively. All other compensation also includes Company-paid life insurance premiums in 2005 in the amounts of $3,465, $2,445, $4,055 and $3,415 for Messrs. Kitchen, Beckley, Gates and Krofcheck, respectively.

(5)	Mr. Davis served as our Chief Executive Officer from August 1995 to December 2002 and from October 2003 through his retirement on December 13, 2005, when he was succeeded by Logan W. Kruger. Mr. Davis continues to serve as Chairman of the Board, a position he has held since August 1995.

(6)	Mr. Kitchen retired effective April 30, 2006.

(7)	Mr. Beckley retired effective March 31, 2006.

(8)	Mr. Gates was elected Executive Vice President effective April 1, 2003.

Option Grants in Last Fiscal Year Table
     The following table sets forth information regarding the options granted to Named Executive Officers during the year ended December 31, 2005.

Potential Realized Value at
Assumed Annual Rates of
Stock Price Appreciation for
Individual Grants					Option Term
% of Total
Options
	Number of Securities	Granted to
	Underlying Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year	Price ($/sh)	Date	5%	10%
Logan W. Kruger	100,000 (1)	52.40	$23.98	12/14/2015	$195,304	$621,979
Craig A. Davis	—	—	—	—	—	—
Gerald J. Kitchen	—	—	—	—	—	—
David W. Beckley	—	—	—	—	—	—
E. Jack Gates	—	—	—	—	—	—
Daniel J. Krofcheck	—	—	—	—	—	—

(1)	December 14, 2005 grant of stock options. The options will vest and become exerciseable in three installments, one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the remaining one-third on the third anniversary of the date of grant. The options will expire and cease to be exercisable on the 10th anniversary of the date of grant.

(2)	The exercise price is based upon the average of the high and low sale price for our common stock on The NASDAQ National Market on December 14, 2005, the date of grant.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table
     The following table sets forth information regarding the shares acquired and value realized by the Named Executive Officers upon the exercise of options during 2005 and the aggregate number and value of options held by the Named Executive Officers at December 31, 2005.

			Number of Shares
			Underlying		Value of
	Shares		Unexercised Options		Unexercised Options
	Acquired On	Value	at December 31, 2005 (#)		at December 31, 2005 ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Logan W. Kruger	—	—	—	100,000	—	$223,000
Craig A. Davis	23,000	$324,150	—	—	—	—
Gerald J. Kitchen	—	—	—	—	—	—
David W. Beckley	—	—	—	—	—	—
E. Jack Gates	10,000	$134,900	—	—	—	—
Daniel J. Krofcheck	—	—	10,000	—	$99,600	—

(1)	The value realized represents the difference between the exercise price of the options and the last reported sale price of Century’s common stock on The NASDAQ National Market on the respective dates the options were exercised.

(2)	Value of unexercised options is calculated on the basis of the difference between the respective option exercise prices and $26.21, the last reported sale price for Century’s common stock on The NASDAQ National Market on December 30, 2005.

     Long-Term Incentive Plan Awards Table
     The following table sets forth information with respect to performance shares awarded to the Named Executive Officers during 2005 under the 1996 Plan.
Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or	Estimated Future Common Stock Payouts
		Other Period Until	Under Non-Stock Price-Based Plans
	Performance	Maturation or	Threshold
Name	Shares (#)(1)	Payout	(#)	Target (#)(2)	Maximum (#)(3)
Logan W. Kruger	—	2005-2007	—	—	—
Craig A. Davis	29,778	2005-2007	-0-	29,778	44,667
Gerald J. Kitchen	8,600	2005-2007	-0-	8,600	12,900
David W. Beckley	8,526	2005-2007	-0-	8,526	12,789
E. Jack Gates	9,588	2005-2007	-0-	9,588	14,382
Daniel J. Krofcheck	4,469	2005-2007	-0-	4,469	6,704

(1)	Performance shares represent shares of our common stock that, upon vesting, are issued to the award recipient. Except as described herein, performance shares are forfeited if the award recipient is not employed full-time by us at the end of the award cycle period. Upon death, disability or retirement, the award recipient will receive a pro rata award based upon the number of weeks employed during the award cycle period. As a result, Messrs. Davis, Beckley and Kitchen will continue to participate in the 2004-2006 and 2005-2007 awards while retired. To the extent dividends are paid on our common stock, dividend equivalents accrue on performance shares and are paid upon vesting.

(2)	Target payouts represent the target number of shares that will vest if we achieve specified performance targets (“Award Targets”) in their entirety for the period. Award Targets are based upon guidelines adopted under the 1996 Plan. Our Compensation Committee has retained full discretion to modify awards under the guidelines. If Award Targets are not achieved in their entirety, awards may be adjusted downward or eliminated in their entirety. In addition, regardless of performance against Award Targets, the committee’s discretion includes the right to determine that, should circumstances warrant, no award would be payable.

(3)	Maximum payouts represent the maximum number of shares that the Compensation Committee is authorized to award if we exceed all of the Award Targets. In cases where the target is exceeded, the number of shares vested in excess of the target number of shares is calculated by converting the excess award into cash and reconverting the excess award into shares at the greater of (i) the share price at the time of the award, or (ii) the average share price for the month preceding the month in which the shares vest.
     Pension Plan Table
     We maintain a non-contributory defined benefit pension plan for our salaried employees that meet certain eligibility requirements. The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Named Executive Officers, exclusive of benefits payable under the enhanced supplemental retirement plan described below.

	Years of Credited Service
Remuneration	5	10	15	20	25	30	35	40
$100,000	$7,500	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
$200,000	$15,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000
$300,000	$22,500	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500	$180,000
$400,000	$30,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$500,000	$37,500	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500	$300,000
$600,000	$45,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000	$360,000
$700,000	$52,500	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500	$420,000
$800,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$900,000	$67,500	$135,000	$202,500	$270,000	$337,500	$405,000	$472,500	$540,000
$1,000,000	$75,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000	$600,000
$1,100,000	$82,500	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500	$660,000
$1,200,000	$90,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000	$720,000
$1,600,000	$120,000	$240,000	$360,000	$480,000	$600,000	$720,000	$840,000	$960,000
$2,000,000	$150,000	$300,000	$450,000	$600,000	$750,000	$900,000	$1,050,000	$1,200,000
$2,400,000	$180,000	$360,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000	$1,440,000
$2,800,000	$210,000	$420,000	$630,000	$840,000	$1,050,000	$1,260,000	$1,470,000	$1,680,000
     The plan provides lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor, with a minimum benefit of $225 per month. As a result of the supplemental plan described below, certain highly compensated participants’ lifetime monthly benefits are a higher dollar amount than is set forth in the plan. Final average monthly compensation means the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available.
     The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended (the “Code”). The years of credited service for Messrs. Kruger, Davis, Kitchen, Beckley, Gates and Krofcheck at December 31, 2005, were approximately 0, 13, 10, 10, 5, and 8, respectively.
Supplemental Retirement Income Benefit Plan
     We adopted a Supplemental Retirement Income Benefit Plan in 2001 (the “SERP”). The SERP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under our qualified retirement plans. Those benefits include an unfunded supplemental amount equal to the amount that would normally be paid under our qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code. In addition, final average monthly compensation for purposes of calculating the supplemental benefit will be based on the greater of (i) projected final annual compensation, assuming specified annual increases until retirement age, or (ii) the average of the highest three years’ annual compensation over the last 10 years of employment. Messrs. Beckley, Davis, Gates, Kitchen and Kruger were eligible participate in these benefits in 2005. Messrs. Davis, Beckley and Kitchen retired on December 31, 2005, March 31, 2006 and April 30, 2006, respectively.
     The SERP also permits selected senior executives to achieve estimated levels of retirement income when, due to the executive’s age and potential years of service at normal retirement age, benefits under our existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive’s estimated final average annual compensation (the “Enhanced SERP”). Subject to certain vesting requirements, Messrs. Kruger, Davis, Kitchen and Beckley were selected to participate in the Enhanced SERP at 50% of their final average compensation. Each of Messrs. Davis, Kitchen and Beckley are fully vested in their Enhanced SERP benefit. The estimated annual retirement benefits under our qualified and nonqualified defined benefit pension plans payable to Messrs Davis, Kitchen and Beckley are $930,000, $293,000, and, $258,000, respectively. Messrs. Davis,

Beckley and Kitchen retired on December 31, 2005, March 31, 2006 and April 30, 2006, respectively. Mr. Kruger’s right to participate in the Enhanced SERP benefit begins on the fifth anniversary of his employment date and vests 20 percent each year thereafter. If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in his Enhanced SERP benefit. We have invested funds to meet a portion of our Enhanced SERP obligations through the purchase of key-man life insurance policies on the lives of the vested participating executives that are held in a rabbi trust.
Employment Agreements
     We have an employment agreement with Logan W. Kruger effective December 13, 2005, the date Mr. Kruger succeeded Craig A. Davis as our President and Chief Executive Officer. Under the terms of his employment agreement, which extends through December 31, 2008, Mr. Kruger will receive a base salary of $750,000 per year, subject to increase from time to time at the discretion of the Compensation Committee, and will be eligible to receive an annual performance-based cash bonus under Century’s incentive compensation plan of up to 100% of his base salary, subject to the discretion of the Compensation Committee. Mr. Kruger’s agreement provides that his annual cash bonus for 2006 will be no less than $325,000. In addition, he received a one-time cash signing bonus of $475,000, options to purchase 100,000 shares of our common stock and a one-time grant of 50,000 shares of restricted stock. Mr. Kruger is also eligible to receive stock option grants and performance share awards under the 1996 Plan.
     Our employment agreement with Craig A. Davis set forth the terms of his employment through December 31, 2005. Mr. Davis retired as our Chief Executive Officer on December 13, 2005, but remained our employee for the remaining term of his employment agreement. On December 8, 2005, the Compensation Committee approved the payment of a retention bonus of $913,750 and a success bonus of $3 million to Mr. Davis, as provided for under the terms of his employment agreement. Mr. Davis received $1 million of his $3 million success bonus in January 2005, reflecting services rendered in 2004.
     During 2005 and until they retired as our full-time employees, we had employment agreements with David W. Beckley and Gerald J. Kitchen. Mr. Beckley and Mr. Kitchen retired on March 31, 2006 and April 30, 2006, respectively. The employment agreements with Messrs. Kitchen and Beckley provided for base salaries of $325,000 and $305,000 per year, respectively. From January 1, 2006 to the date of their respective retirements, Messrs. Kitchen and Beckley received additional monthly payments of $24,417 and $24,000, respectively, in addition to the base salaries provided for under their employment agreements. Under the terms of Mr. Beckley’s employment agreement, he was paid a special bonus in January 2006 equal to 50% of his base pay at the time of his retirement. Mr. Beckley has agreed to be available to act as a consultant following his retirement. Upon Mr. Kitchen’s retirement, he was paid a bonus of $100,000 for the portion of 2006 that he was our employee. Mr. Kitchen has entered into a consulting agreement pursuant to which he has agreed to act as a consultant following his retirement. Under his consulting agreement, Mr. Kitchen will provide up to 900 hours of general consulting services during the 12 months following his retirement as reasonably requested by the board or our Chief Executive Officer. The consulting agreement provides that Mr. Kitchen will be paid a monthly retainer equal to his monthly base pay at the time of his retirement. We also amended our employment agreement with E. Jack Gates on December 8, 2005, to extend the term of his employment through December 31, 2006. Under the terms of Mr. Gates’ agreement, his base salary is subject to increase from time to time at the discretion of the board of directors, although it may not be less than $342,500 per year. Under the terms of his employment agreement, Mr. Gates is also eligible for bonuses in accordance with our annual incentive plan and stock option grants and performance share awards under the 1996 Plan.
     We entered into an employment agreement with Michael A. Bless effective January 23, 2006, the date Mr. Bless succeeded Mr. Beckley as Executive Vice President and Chief Financial Officer. On May 1, 2006, we entered into an employment agreement with Robert R. Nielsen, the day he succeeded Mr. Kitchen as Executive Vice President and General Counsel. The employment agreements with Messrs. Bless and Nielsen, which extend through December 31, 2008, provide that their base salaries shall not be reduced below $375,000 and $350,000 per year, respectively, and shall be subject to increase from time to time at the discretion of the Compensation Committee. Mr. Bless and Mr. Nielsen will be eligible to receive an annual performance-based cash bonus under Century’s incentive compensation plan of up to 100% of their base salary, subject to the discretion of the Compensation Committee. The agreements provide that the 2006 annual cash bonuses for Messrs. Bless and Nielsen will be no less than $187,500 and $122,500, respectively. In addition, Messrs. Bless and Nielsen received options to purchase 30,000 and 25,000 shares, respectively, of our common stock and a one-time grant of 20,000 and 15,000 shares, respectively, of restricted stock. Messrs. Bless and Nielsen are also eligible for stock option grants and performance share awards under the 1996 Plan and participation in the SERP.
     Our employment agreements with Messrs. Kruger, Bless, Gates and Nielsen each provide that upon termination of employment “without cause,” the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year’s salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below. Prior to their retirement, our employment agreements with Messrs. Davis, Beckley and Kitchen contained similar terms.
Severance Compensation Arrangements
     We have entered into severance compensation agreements with each of Messrs. Kruger, Gates, Bless, Nielsen, and Krofcheck. The agreements provide that if within 36 months after we experience a change in control the executive’s employment is terminated either (i) by us for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to two to three times, as the case may be, the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, upon a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated. Prior to their retirement, Messrs. Davis, Beckley and Kitchen were party to severance compensation agreements that contained similar terms.
     The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual’s annualized includible compensation for the base period, as defined in the Code. The severance compensation agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements.
Certain Relationships and Related Transactions
     Purchases from Glencore
     In 2005, we purchased alumina and primary aluminum from Glencore. Such purchases, which management believes were made on an arms’-length basis at market prices, totaled $129.8 million in 2005. During 2005, we purchased from Glencore all of our alumina requirements for our Ravenswood, West Virginia production facility and our 49.67% interest in a Mt. Holly, South Carolina production facility under separate supply agreements. The supply agreements for Ravenswood and 54% of our alumina requirements for Mt. Holly run through 2006. The supply agreement for the remaining 46% of our requirements for Mt. Holly runs through January 31, 2008. Effective as of April 26, 2006, we entered into an alumina supply agreement with Glencore that will supply all of our alumina requirements for Ravenswood until December 31, 2009.
     Sales to Glencore
     We sold primary aluminum to Glencore in 2005 on an arms’-length basis at market prices. For the year ended December 31, 2005, net sales to Glencore amounted to $171.0 million, including gains and losses realized on the settlement of financial contracts. Sales of primary aluminum to Glencore amounted to 15.1% of Century’s total revenues in 2005.
     We have a contract to sell Glencore approximately 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009 at a variable price determined by reference to the LME. We have a contract to sell Glencore 20,000 metric tons per year of primary aluminum produced at Ravenswood and Mt. Holly through December 31, 2013 at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest premium.
     As of December 31, 2005, we had outstanding forward financial sales contracts with Glencore for 1,057,850 metric tons of primary aluminum, of which 271,250 metric tons were designated as cash flow hedges. These financial sales contracts are scheduled for settlement at various dates through 2008. In November 2004 and June

2005, we entered into forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively. These sales contracts, which are for a minimum of 300,600 and 460,200 metric tons of primary aluminum, respectively, contain clauses that trigger additional shipment volume when the market price for a contract month is above the contract ceiling price. These contracts will be settled monthly, and if the market price exceeds the ceiling price for all contract months through each contracts term, the maximum additional shipment volume under each set of contracts would be 300,600 and 460,200 metric tons, respectively.
     Other Transactions with Glencore
     We are party to a 10-year LME-based alumina tolling agreement with Glencore for 90,000 metric tons of expansion capacity being added at our Nordural production facility in Iceland. In December 2005, Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum AS for the period 2007 to 2010. The term of the agreement is expected to begin in July 2006.
     Until June 30, 2005, our payment obligations under our outstanding industrial revenue bonds were secured by a Glencore guaranteed letter of credit. Under that arrangement, we agreed to reimburse Glencore for all costs related the letter of credit, including servicing costs, and we secured our reimbursement obligation with a first priority security interest in 20% of our ownership interest in the Hawesville facility. On June 30, 2005, we replaced the Glencore letter of credit and our corresponding security obligations to Glencore were released.
     Approval of Transactions with Glencore
     All transactions with Glencore are approved by the audit committee or by a special committee of independent directors.
Certain Business Relationships
     Mr. Craig A. Davis, the Chairman of our board, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.
     Mr. Willy R. Strothotte, a director, is Chairman of the Board of Directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.
     Mr. Roman A. Bninski, a director, is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to us and Glencore. On March 8, 2006, Mr. Bninski informed the board that he will not stand for reelection when his current term expires on the date of our 2006 Annual Meeting.
     Mr. Stuart M. Schreiber, a director, is the managing director and owner of Integis, Inc., which we paid $839,000 in fees for management and executive search services provided to us in 2005. During 2005, Mr. Schreiber, who is not independent, served as a consultant to both the Compensation Committee and the Nominating Committee. Our board determined that his service to those committees was in the best interest of Century and its shareholders due to his unique industry experience and knowledge. Mr. Schreiber received a fee of $2,000 per committee meeting he attended as a consultant. In 2005, Mr. Schreiber attended four Compensation Committee and 12 Nominating Committee meetings. On March 8, 2006, Mr. Schreiber informed the board that he will not stand for reelection when his current term expires on the date of our 2006 Annual Meeting.
Report of the Compensation Committee on Executive Compensation
     General
     The Compensation Committee is a standing committee of Century’s board of directors and is composed of three independent directors. The committee reviews and establishes compensation for Century’s executive officers and has oversight responsibility for administering and awarding grants under Century’s 1996 Stock Incentive Plan.
     Century has a policy of basing a significant portion of the compensation of its executive officers on the operating performance of Century and its progress toward achieving its long term strategic objectives of growing and diversifying its primary aluminum reduction capacity, lowering its overall costs of production to improve its competitive position in the industry and expanding upstream into bauxite and alumina.

     Compensation Philosophy
     Century’s compensation programs are designed to enable Century and its subsidiaries to attract and retain talented executives and management personnel. To do this, Century believes it must be able to provide management personnel with opportunities for total compensation that are competitive with the compensation that would be available from employers with whom Century competes and other companies that are seeking to hire and retain management personnel of similar quality.
     Century’s compensation programs are tied to the overall performance of Century, as well as business unit and individual performance. Compensation is weighted towards annual incentive awards and long-term performance awards in the form of stock options and performance share units in order to provide “pay-for-performance” and to align management’s and stockholders’ interests in the enhancement of stockholder value. The three principal components of Century’s “pay-for-performance” executive compensation program are base salary, annual incentive cash bonuses and long-term incentive compensation.
     It has been the committee’s practice to use the services of Integis, Inc., a firm owned by Mr. Stuart Schreiber that specializes in executive compensation matters, to provide data showing executive compensation practices and information at comparable companies and other companies the committee believes are relevant to its goals of providing competitive compensation. The committee continued this practice in 2005. In addition, it engaged the services of another firm of executive compensation experts that had no prior association with Century to review the committee’s historical compensation policies, procedures and decisions. In its review, this consulting firm interviewed the members of the committee and Century’s executive officers and performed analyses of Century and comparable data that it considered relevant. The consultant provided the committee with its initial report in October and a final written report prior to the December 2005 board meeting. After carefully reviewing the consultant’s reports and discussing them with the consultant, the committee concluded that its past procedures and compensation decisions had been appropriate and so advised the board at its December meeting and thereafter in a written report.
     Base Salary
     The committee annually reviews the salaries of Century’s executives. In addition to the analysis provided by the consultant, the committee refers to other independent compensation surveys for executive pay practices, and executive compensation data drawn from publicly available information on comparable companies. Base salary levels are set at levels comparable to and competitive with the salary levels of executives of comparable aluminum and other metals corporations and employers hiring equivalent executive personnel. Actual salary levels for each individual vary based upon an assessment of individual performance, experience, level of responsibility, potential contribution to Century’s future growth and profitability, and the financial circumstances of Century. The committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives. After reviewing information about salary increases at other companies and the history of increases in the salaries of the named officers in recent years, the committee authorized increases, effective August 1, 2005, of 7.5% in the case of Mr. Davis and from 5.2% to 5.5% in the case of the other named officers.
     In December, the committee reviewed its historical practice of setting salary increases effective August 1, and determined that it would be a better policy to review annual salary increases at the time of awarding annual incentive awards. Accordingly, the committee determined that future salary increases would be effective January 1 of each year. After reviewing the effect of the change from August 1 to January 1 on the named officers, the committee authorized base salary increases effective January 1, 2006, of 5.1% and 3.5% for Messrs. Gates and Krofcheck, respectively. No adjustments were made at the December 2005 board meeting to the base salaries of Messrs. Davis, Kitchen or Beckley established August 1, 2005. Thereafter, the committee approved a base salary increase of 5.7% for Mr. Kitchen, effective January 1, 2006.
     Annual Incentive Awards
     Century has an annual incentive compensation plan. Under this plan, executive officers (including the Chief Executive Officer) are eligible to receive each year as a bonus, a percentage of their base salary. The plan provides for suggested percentage ranges of 35% to 100% for the named officers. Actual awards are made by the committee, in its discretion, taking into account the recommendation of the Chief Executive Officer (for officers other than himself), Company performance and a subjective evaluation by the committee of individual performance. In reviewing individual performances, the committee determined that annual incentive awards ranging from 47% to

80% of the officer’s salary would be appropriate in the case of the named officers and granted incentive awards of $745,000, $215,000, $185,000, $225,000 and $100,000, respectively, to Messrs. Davis, Kitchen, Beckley, Gates and Krofcheck.
     Long-Term Incentive Compensation
     The committee believes that option grants and performance share awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return.
     Option grants are made from time to time to executives whose contributions have or will have a significant impact on Century’s long-term performance. The committee’s determination of whether option grants are appropriate each year is made with regard to competitive considerations, and each executive’s actual grant is based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options held are not determinative of future grants. Except with regard to options awarded to Mr. Kruger pursuant to the terms of his employment agreement, no options were granted to the named officers in 2005.
     The committee has established guidelines governing the granting of performance shares. The guidelines provide for the award of performance shares with performance cycles for successive three-year periods of time. Each award is determined by creating a monetary award within a percentage range of the executive’s base salary, and converting the award into performance shares based on the average closing price for Century’s common stock for the month preceding that in which the grant is made. The percentage ranges of base salary are 45% to 100% for the named officers. Awards for the 2005-2007 performance cycle were granted in 2005. See “Long-Term Incentive Plans—Awards in Last Fiscal Year.” Vesting of performance shares is based on Century’s performance relative to achievement of strategic, operating and financial targets, and actual shares vested can range between 0% and 150% of the performance share award. Based on the committee’s assessment of the degree to which Century had accomplished certain strategic and operating goals and its financial results, performance shares for the period 2003-2005 were granted at 50% of performance share award level. See “Summary Compensation Table.”
     Compensation of the Chief Executive Officer
     Mr. Craig A. Davis retired as Chief Executive Officer of Century on December 13, 2005. Mr. Davis’ employment contract provided among other things, that if Mr. Davis remained as Chief Executive Officer for up to two years (or such shorter period as the committee agrees) he would be paid a retention bonus equal to one year’s base pay. In addition, he would be eligible for a Success Bonus to be determined by the committee in its discretion if Century accomplished one or more transactions which “transformed” Century. The bonus was intended to reflect Mr. Davis’ contribution toward accomplishing the transforming transactions and the committee could take into consideration, among other things, the strategic importance of the transactions, the committee’s assessment of the success of the transactions taken as a whole, the increase in Century’s market capitalization, the contribution to Century’s cash flow, earnings and earnings per share, the impact on Century’s debt to equity ratio, the dilutive effect of the transactions on Mr. Davis’ equity in Century and the increase in Century’s net worth.
     In 2004, the committee determined that Mr. Davis’ role in accomplishing the Nordural acquisition in 2004 was a transforming transaction that entitled him to a Success Bonus. Accordingly, the committee authorized the payment in January 2005 of a $1.0 million installment of the Success Bonus. The committee concluded that the continuing benefits to Century in 2005 of the Nordural transaction and Mr. Davis’ leadership and efforts in 2005, including guiding Century through the continued expansion at Nordural, on budget and earlier than expected, and taking into account the considerations listed in the preceding paragraph, entitled him to a total Success Bonus of $3.0 million. The balance of the Success Bonus, or $2.0 million, together with his retention bonus and annual incentive award were paid in January 2006. The provisions of Mr. Davis’ agreement and his compensation shown in the Summary Compensation Table reflect the committee’s evaluation of his performance and his value to Century as chief executive officer.
     Effective with Mr. Davis’ retirement, Logan W. Kruger was elected President and Chief Executive Officer. Mr. Kruger’s base salary was set at $750,000. Mr. Kruger received a $475,000 signing bonus in connection with his employment arrangement, but otherwise did not receive an annual incentive award. In addition, Mr. Kruger received options to purchase 100,000 shares of Century common stock and a one-time grant of 50,000 shares of restricted stock.

     Income Tax Consequences
     For U.S. income tax purposes, Century may deduct compensation paid as a result of the exercise of all options granted to the Named Executive Officers. Century may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named officer.
Respectfully Submitted,
The Compensation Committee
John C. Fontaine     John P. O’Brien     Jack E. Thompson
Performance Graph
     The following line graph compares our cumulative total return to stockholders with the cumulative total return of the S&P 500 Index and the Hemstock Aluminum Group Index during the period from December 31, 2000 through December 31, 2005. These comparisons assume the investment of $100 on December 31, 2000 and the reinvestment of dividends.
Century Aluminum Company
Comparison of Cumulative Total Return to Stockholders
December 31, 2000 through December 31, 2005

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
S&P Composite	100.0	88.12	68.64	88.33	97.94	102.75
Hemstock Aluminum Group Index	100.0	107.53	75.96	131.03	120.04	114.63
Century Aluminum Company	100.0	118.96	66.88	171.58	237.01	236.56

Audit Committee Report
     The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Century specifically incorporates it by reference into a filing.
     During 2005, the Audit Committee of the board of directors was comprised of Messrs. Robert E. Fishman, John C. Fontaine, John P. O’Brien and Jack E. Thompson. All members of the Audit Committee are independent directors, as that term is defined under NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board of directors. In accordance with its charter, the Audit Committee assists the board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Century.
     The Audit Committee’s job is one of oversight. Century’s management is responsible for the preparation of Century’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding Century’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee’s oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by Century to its stockholders and others.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Century that might bear on the auditors’ independence, consistent with “Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Century’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Century for such advice and assistance.
     The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in “Statement on Auditing Standards No. 61, Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the quality and adequacy of Century’s internal controls and the results of the internal audit examinations.
     The Audit Committee reviewed and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2005 prior to its public release and the audited financial statements of Century as of and for the year ended December 31, 2005.
     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the board that Century’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the board concurred in such recommendation. All audit and non-audit fees incurred in 2005 were pre-approved by the Audit Committee.
Respectfully Submitted,
The Audit Committee
Robert E. Fishman     John C. Fontaine     John P. O’Brien     Jack E. Thompson

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. These same persons are also required to furnish us with copies of all such forms. Based solely on a review of the copies of the forms furnished to us and, in certain cases, written representations that no Form 5 filings were required, we believe that, with respect to the 2005 fiscal year, all required Section 16(a) filings were timely made, except that the Form 3 for Mr. Giulio Casello was not timely filed.
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The board of directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to act as our independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.
     In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services for Century during the last two years. The aggregate fees billed for the last two years for each of the following categories of services are set forth below:

	2005	2004
Audit Fees	$1,857,000	$2,264,000
Audit-Related Fees	99,000	90,000
Tax Fees	371,000	275,000
All Other Fees	—	—

Total All Fees	$2,327,000	$2,629,000

     Audit Fees. Audit Fees include professional services rendered in connection with the audit of Century’s consolidated financial statements, audit of management’s assessment of the effectiveness of Century’s internal control over financial reporting, audit of the effectiveness of Century’s internal control over financial reporting, audit of the opening balance sheet of acquisitions accounted for as a purchase, reviews of the consolidated financial statements included in Century’s Quarterly Reports on Form 10-Q, consultation on accounting matters, and review of documents filed with the Securities and Exchange Commission.
     Audit-Related Fees. Audit-Related Fees include audits of Century’s employee benefit plans and consultation on accounting matters or transactions.
     Tax Fees. Tax fees include the preparation of federal and state tax returns, and consultation related to tax planning, tax advice, tax compliance, and acquisitions.
     All Other Fees. The aggregate fees for all other services include actuarial services and evaluation and design of various employee benefit matters including consultation on employee benefit matters.
     All services rendered by Deloitte & Touche LLP are pre-approved by the Audit Committee in accordance with the Committee’s pre-approval procedures. Under those procedures, the terms and fees of annual audit services, and changes thereto, must be approved by the Audit Committee. The Audit Committee also pre-approves the scope of audit-related, tax and other non-audit services that may be performed by Century’s independent auditors during the fiscal year, subject to dollar limitations set by the Committee. The foregoing pre-approval procedures are subject to the de minimis exceptions for non-audit services described in Section 10A (i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit. All of the audit and non-audit services furnished were pre-approved by the Audit Committee.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and make a statement if they desire to do so.
     The board of directors recommends that the stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.
OTHER MATTERS
     As of the date of this Proxy Statement, the board of directors does not know of any other matters which may come before the Annual Meeting, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters. All expenses in connection with the solicitation of proxies will be borne by us. In addition to this solicitation, officers, directors and regular employees of Century, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.
STOCKHOLDER PROPOSALS
     Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2007 should be addressed to our Corporate Secretary, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940, and must be received no later than January 16, 2007. In addition, our restated by-laws currently require that for business to be properly brought before an Annual Meeting by a stockholder, regardless of whether included in our proxy statement, the stockholder must give written notice of his or her intention to propose such business to our Corporate Secretary, which notice must be delivered to, or mailed and received at, our principal executive offices not less than forty-five (45) days prior to the date on which we first mailed our proxy materials for the prior year’s Annual Meeting (which cut-off date will be April 1, 2007 in the case of the Annual Meeting in 2007). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The restated by-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting that does not comply with the foregoing procedures.

By Order of the Board of Directors,

Robert R. Nielsen
Executive Vice President,
General Counsel,
and Secretary
Monterey, California
May 16, 2006
     We will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (without exhibits). Requests should be made to Office of the General Counsel, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Class I Directors for term to expire in 2009
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Logan W. Kruger	☐	☐

02 - Willy R. Strothotte	☐	☐

03 - Jarl Berntzen	☐	☐

B	Other Proposals
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

3.	By signing below, the undersigned authorizes the proxies to vote, in their discretion, upon such other matters as may properly come before the meeting.

Please mark this box with an X if you plan to attend the annual meeting.				☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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■	0 0 9 4 8 8	1 U P X	C O Y	+

Proxy - Century Aluminum Company

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on June 9, 2006
The undersigned appoints William J. Leatherberry and Peter C. McGuire the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, Monterey, CA at 9:00 a.m., local time, on Friday, June 9, 2006, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.
This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)